UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 4, 2009

CENTERLINE HOLDING COMPANY
 (Exact name of registrant as specified in its charter)

DELAWARE	1-13237	13-3949418
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 4, 2009, Centerline Holding Company (the “Registrant” or “Centerline”) entered into an authorization agreement (the “Authorization Agreement”) with Island C-III Holdings LLC, an affiliate of Island Capital Group LLC (“Island”), pursuant to which Centerline has authorized Island to negotiate with creditors and other claimants of Centerline (“Creditors”) a restructuring and settlement of the obligations, liabilities and claims due from or against Centerline and its subsidiaries. The execution of the Authorization Agreement follows the submission by Island of an indication of interest to Centerline dated June 8, 2009, in which Island requested the right to negotiate with the Creditors with a view to potentially submitting a proposal to engage in a merger or similar transaction to acquire or otherwise succeed to substantially all of the assets, liabilities and business operations of Centerline. The Authorization Agreement provides Island with an exclusive period to conduct its negotiation with creditors, which period may be terminated or truncated under certain circumstances. Centerline previously provided Island with certain non-public information under the terms of a confidentiality agreement dated May 4, 2009. Island is a private real estate merchant banking firm headed by Andrew L. Farkas who was also the founder, Chairman & Chief Executive Officer of Insignia Financial Group, Inc.

Centerline has previously announced that it retained a leading financial advisory firm, Rothschild Inc., to assist its management with an evaluation of its business and strategic alternatives. This evaluation, which is being carried out by a committee of independent members of Centerline’s Board of Trustees, is ongoing and will continue while Island negotiates with the Creditors.

Island will seek to enter into settlement and restructuring agreements with the Creditors, and the Authorization Agreement includes certain guidelines for the terms of those agreements. The Authorization Agreement provides that a definitive proposal must be submitted by Island and agreed to in principle by the parties by September 14, 2009 to avoid termination of the Authorization Agreement. The Authorization Agreement also provides that if definitive documentation for a transaction is not entered into with Island on or before October 31, 2009, and settlement and restructuring agreements (or similar arrangements) are used by Centerline or any successor within one year of the termination of the Authorization Agreement, Island may be entitled to receive a restructuring fee. The Authorization Agreement also provides for the reimbursement of certain expenses.

The term of the Authorization Agreement (which may be extended in certain circumstances) expires on October 5, 2009, during which time Centerline may explore alternative transactions with other parties, including with respect to a potential sale of Centerline. To date, no proposal has been submitted by Island and there can be no assurance that a proposal will be submitted by Island.

As a matter of policy, Centerline does not comment on or provide the market with updates as to the status of its evaluation of its alternatives, any expressions of interest or formal proposals or offers presented to Centerline from time to time, or the course of discussions with any prospective counterparties. Centerline does not comment upon any rumors with regard to any of the foregoing or make any announcement regarding Centerline’s Board of Trustees’ consideration of any proposal or other expressions of interest until such time, if ever, that Centerline enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company
(Registrant)

July 5, 2009

By: /s/ Marc D. Schnitzer
Name: Marc D. Schnitzer
Title: Chief Executive Officer